UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): January 1, 2006

NORTH PITTSBURGH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

0-13716	25-1485389
(Commission File Number)	(IRS Employer Identification No.)

4008 Gibsonia Road Gibsonia, PA	15044-9311
(Address of principal executive offices)	(Zip Code)

(724) 443-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The Board of Directors (the Board) of North Pittsburgh Systems, Inc. (the Company) approved a revised director compensation schedule effective January 1, 2006, which revised schedule is attached hereto as Exhibit 99.1. Compensation in the form of monthly retainers and per meeting attendance for meetings of the Board as well as Board Committee meetings increased approximately 9% over prior compensation levels. The 9% compensation increase reflects the continued increase in duties and responsibilities at the Board and individual Committee levels, normal inflationary factors and the fact that director compensation was last adjusted nineteen months ago (that is, as of June 1, 2004). Harry R. Brown and Allen P. Kimble receive no compensation as directors of the Company, because they are full-time employees of the Company and/or one or more of its subsidiaries.

The Board, upon the recommendation of its Compensation Committee, also approved a 5.5% increase in the annual base salaries of the Company’s officers effective January 1, 2006. A listing of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) and their associated new annual base salaries is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit	Description
99.1	North Pittsburgh Systems, Inc. Board of Directors Consolidated Compensation Schedule

99.2	North Pittsburgh Systems, Inc. Named Executive Officers Annual Base Salary Schedule

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

North Pittsburgh Systems, Inc.
(Registrant)

Date: January 6, 2006	/s/ H. R. Brown
H. R. Brown, President and Chief Executive Officer